Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor — (212) 554-5470
(615) 771-7575	John McNamara — (212) 554-5485
Advocat Announces Acquisition of Seven Facility Leaseholds

To Be Financed With Proceeds Of New Credit Facility
BRENTWOOD, Tenn., (July 30, 2007) — Advocat Inc. (NASDAQ: AVCA) today announced it has signed an agreement to purchase the leasehold interests and operations of seven skilled nursing facilities from Senior Management Services of America North Texas, Inc. (SMSA) for a price of approximately $10.1 million, including approximately $8.6 million in cash, the assumption of certain liabilities and estimated transaction costs. At this purchase price, this acquisition is approximately $8,000 per bed and represents a multiple of approximately 4.2 times May 2007 year to date annualized pro forma EBITDA and 3.0 times 2006 pro forma EBITDA — see accompanying Table. The transaction is expected to be accretive to Advocat’s earnings and cash flow following the close of the transaction.
Closing of the acquisition remains subject to approval of the bankruptcy court in which the sellers’ bankruptcy cases are pending and other customary conditions. Closing of the acquisition and the related financing is anticipated to occur no later than August 15, 2007.
Six of the facilities are located in urban/suburban Texas markets (Houston (2), Dallas (2), Fort Worth (1) and San Antonio (1), and one Texas rural market (Ballinger). As of June 30, 2007, these facilities include 1,266 licensed nursing beds, with 1,105 nursing beds available for use. These facilities operated at an average occupancy of 71.2% of licensed beds (81.6% of available beds) and 74.2% (85.1% of available beds) for the five months ended May 31, 2007 and the year ended December 31, 2006, respectively. The Medicare utilization for these facilities was 16.0% and 13.1% for the 2007 and 2006 periods, respectively. Advocat currently operates 42 facilities with 4,405 licensed beds, including five skilled nursing facilities in Texas with a total of 489 licensed beds.
The SMSA facilities had unaudited revenues of approximately $51.7 million and $52.1 million for the annualized period based on the five months ended May 31, 2007 and for the year ended December 31, 2006, respectively. The SMSA facilities had pro forma EBITDA of approximately $2.4 million and approximately $3.3 million for the 2007 and 2006 periods, respectively. The SMSA facilities had pro forma EBITDAR of approximately $6.4 million and approximately $7.2 million for the 2007 and 2006 periods, respectively. See accompanying Table. The pro forma results for the facilities include costs for professional liability of approximately $1 million annually, based on insurance industry estimates of expected liability costs in Texas and include effects of costs savings that will be realized at closing through the elimination of certain acquired facilities overhead costs.
The facilities were part of a larger organization and have been in bankruptcy since January 2007. Under the terms of the purchase agreement, Advocat will acquire the leases and leasehold interests for the facilities, inventory and equipment, but will not acquire working capital or assume liabilities, apart from certain obligations for employee paid-time-off benefits, specified lease related obligations and 2007 property taxes. As part of the acquisition terms, Advocat will loan the seller up to $2.2 million for up to one year to fund the seller’s immediate obligations under the confirmed bankruptcy plan of liquidation. This loan will be secured by the accounts receivable of the seller and bears interest at 12.5% annually.
The facilities are subject to a master lease with a subsidiary of Omega Healthcare Investors (Omega). Advocat currently leases 32 facilities from Omega. The master lease has a remaining initial term of approximately 8 years and two 10 year renewal periods at the lessee’s option. The lease has no rent reset provisions, but provides for annual increases in lease payments equal to the increase in the consumer price index, capped at 2.5%.
The Company has received a commitment for financing from LaSalle Bank NA, and expects to finance the acquisition, including the $2.2 million loan to the seller, and repay certain existing Advocat indebtedness with cash of approximately $2.3 million and proceeds of a $16.5 million term loan. The term loan commitment provides for interest at LIBOR plus 2.5%, a maturity of five years, and principal payments based on a ten year amortization, with additional payments based on cash flow from operations and amounts realized related to certain collateral. The term loan is secured by Advocat cash flows, land held for sale, insurance premium refunds receivable and notes receivable. In addition to financing the acquisition, the Company will use proceeds from this term loan to retire a $4.0 million term loan that had an interest rate of LIBOR plus 6.25%, and a $2.5 million subordinated note due in September 2007 that had an interest rate of 7%.
Further, the commitment from LaSalle includes a $15 million revolving credit facility that provides for revolving credit loans as well as the issuance of letters of credit. The revolver is secured by accounts receivable and will replace the Company’s current $2.3 million line of credit. During the first six months, the revolver provides for a maximum draw of up to $21 million to finance start up working capital requirements of the acquired facilities. The revolver has a term of three years and bears interest at the Company’s option of LIBOR plus 2.25% or the bank’s prime lending rate. Historically, Advocat’s accounts receivable have been pledged as security primarily for its leases with Omega. Pursuant to this refinancing, the accounts receivable will be the collateral for the new revolver and the Company will issue a letter of credit of approximately $8.1 million to serve as a replacement security deposit for all of its leases with Omega. The balance of the revolver will be available to fund the working capital needs of this transaction and future expansion opportunities.
CEO REMARKS
William R. Council, III, President and CEO of Advocat, commented, “We are pleased to announce this acquisition. The transaction fits squarely in the parameters we have previously announced for acquisition candidates: an accretive transaction at an attractive price and a cluster of facilities located within our geographic footprint.”
“During our due diligence, it became clear that these facilities had employees committed to our profession working very hard to serve their patients with quality patient care. It was this commitment during the difficulties brought on by the bankruptcy that attracted me to these facilities. I am very happy to add these operations to our Company and look forward to working with the employees to provide high quality services to the residents of these facilities.
Mr. Council continued, “We also expect that we can improve the operations of these facilities. We have identified certain cost synergies that we can implement in the first few months beyond those included in the pro forma EBITDA figures. In addition, the facilities have suffered, particularly in 2007, from the bankruptcy process. There are some deferred maintenance needs that we expect to address within the first 3 months of the acquisition. In addition, we plan to replace the furniture and fixtures throughout most of the facilities within the first six months of operations. These capital improvements are expected to cost approximately $3 million and we currently expect to finance these improvements from available cash. We expect these capital improvements to solidify the physical plant and improve the marketability of the overall properties. The total of the acquisition price, costs of the transaction and additional capital expenditures expected result in a multiple that is less than 4 times EBITDA, based on the 2006, pre-bankruptcy period.”
Commenting on the financing provided for the transaction, Mr. Council said, “The LaSalle financing is a significant accomplishment for the Company. The term note allowed us to finance this acquisition, repay some high-interest debt and repay the Omega obligation due in September. The revolving credit facility was a significant accomplishment, as it will allow the Company to use the majority of its receivables, providing more flexibility going forward.”
GUIDANCE
The Company’s previously issued guidance does not include results of this acquisition. As a result, Advocat is withdrawing this guidance, and guidance will be updated after the acquisition is completed.
CONFERENCE CALL INFORMATION
A conference call has been scheduled for Tuesday, July 31, 2007 at 3:00 P.M. Central time (4:00 P.M. Eastern time) to discuss these transactions.
The conference call information is as follows:

Date:	Tuesday, July 31, 2007
Time:	3:00 P.M. Central, 4:00 P.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	(800) 573-4754 (domestic) or (617) 224-4325 (international)
Pass code:	25807045
A replay of the conference call will be accessible two hours after its completion through August 7, 2007 by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and entering pass code 96167550.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this report. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to complete the acquisition of the seven skilled nursing facilities from Senior Management Services of America North Texas, Inc. and to obtain the financing from LaSalle Bank NA on the terms described in this press release, our ability to integrate the acquired nursing homes into our business and achieve the anticipated cost savings, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc
-Financial Tables to Follow-

ADVOCAT INC.
SELECTED PRO FORMA OPERATING AND FINANCIAL RESULTS
FOR ACQUIRED TEXAS FACILITIES
(unaudited)

			2007
			Annualized
	Year Ended	Five Months Ended
	December 31, 2006	May 31, 2007	(Note 1)
Average Daily Census	940	902
Licensed Beds	1,266	1,266
Occupancy	74.2%	71.2%
Available Beds	1,105	1,105
Occupancy	85.1%	81.6%
Medicare Utilization	13.1%	16.0%
Revenue	$52,078,000	$21,392,000	$51,710,000
EBITDA (Note 2)	$3,345,000	$997,000	$2,426,000
Rent Expense	$3,844,000	$1,636,000	$3,926,000
EBITDAR (Note 2)	$7,189,000	$2,633,000	$6,352,000
Purchase Price	$10,100,000		$10,100,000
Purchase Price Multiples:
EBITDA	3.0x		4.2x
Per Licensed Bed	$7,978		$7,978

Note 1:	2007 Annualized results are based on the five months ended May 31, 2007.

Note 2:	Advocat prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Advocat also provides information related to non-GAAP financial measurements such as EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and quantifies all other adjustments to GAAP measurements. The Company provides EBITDA information as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.

Pro forma EBITDA is defined as earnings before depreciation and amortization, interest expense and income taxes adjusted for synergies expected from elimination of the acquired facilities overhead costs, rent increases related to insurance requirements, and estimated professional liability costs based on insurance industry estimates of expected costs in Texas. Pro forma EBITDAR is defined as EBITDA adjusted for rent expense.
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